Global Signal

Contact:                                                   FOR IMMEDIATE RELEASE
Lilly Donohue
(212) 798-6118

          Global Signal Agrees to Purchase 169 Towers from Triton PCS and an Option on 70 Additional Towers

________________________________________________________________________________

Sarasota, Fla., March 21, 2005 - Global Signal Inc. (NYSE: GSL) today announced that it has agreed to purchase 169 wireless communications towers for approximately $55.1 million from Triton PCS Holdings, Inc. (NYSE:TPC). The transaction is expected to close in the second half of 2005 and is subject to customary closing conditions.

The towers are primarily located in the Charlotte, Raleigh, and Greensboro markets of North Carolina, with additional sites located in North and South Carolina and Puerto Rico. All of the revenue on these towers is derived from wireless telephony tenants.

As part of the transaction, Global Signal and Triton will also sign at closing a 10-year master lease agreement at an initial monthly rate of $1,850 for each of the 169 towers, with three 5-year lease renewal options. Global Signal also obtained an exclusive option to acquire an additional 70 existing towers owned by Triton, together with an option on all new towers constructed by Triton during a one-year period.

About Global Signal
Global Signal currently owns or manages over 4,000 wireless communications towers and other communications sites. Global Signal is organized and conducts its operations to qualify as a real estate investment trust for federal income tax purposes. For more information on Global Signal and to be added to our e-mail distribution list, please visit http://www.gsignal.com.

Safe Harbor
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to closing and timing of the acquisition and the execution of the master lease. Words such as "anticipate(s)," "expect(s)," "intend(s)," "plan(s)," "target(s)," "project(s)," "will," "believe(s)," "seek(s)," "estimate(s)" and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Global Signal can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Global Signal's expectations include, but are not limited to, possibilities that conditions to closing of transactions will not be satisfied; possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us and other risks detailed from time to time in Global Signal's SEC reports, including its Form S-11 filed December 23, 2004. Such forward-looking statements speak only as of the date of this press release. Global Signal expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.